Exhibit 99.1

News Release	For Immediate Release
May 22, 2012
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5127

Greer Bancshares Incorporated Reports First Quarter Profit

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a net profit of $1,855,000 before TARP related expenses of $188,000 resulting in net income attributable to common shareholders of $1,667,000 or $0.67 per diluted common share. These results reflect significant improvement over the net loss at March 31, 2011 of $39,000 before TARP related expenses of $164,000 and a net loss of $203,000 or $0.08 per diluted common share.

Commenting on the first quarter results, R. Dennis Hennett, President and CEO, stated, “The net profit for the first quarter of 2012 was aided significantly by a net gain on an investment transaction. Without the gains of $1,301,000 and the related prepayment premium of $141,000 on a Federal Home Loan Bank advance, net operating income for the Company would have been $507,000. Furthermore, because of improving trends in loan quality and a reduction in total loans outstanding, the Bank did not incur any loan loss provision expense in the first quarter of 2012. Legal expenses and other real estate expenses were also down significantly compared to the first quarter of 2011.”

As of March 31, 2012:

•	total assets were $388 million, an increase of 1.1% from December 31, 2011;

•	total loans outstanding were $212 million, down 3.6% from year end 2011; and

•	total deposits were $294 million, up 4.3% from year end 2011.

The Company also reported that current trends in the Bank’s past dues and non-accrual loans continue to improve. Non-accrual loans decreased from $10.4 million at December 31, 2011, to $8.9 million at March 31, 2012. Delinquent loans over thirty days (excluding non-accrual loans) decreased from $5.3 million at December 31, 2011, to $3.3 million at March 31, 2012

Greer State Bank is now in its twenty-third year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.